UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2018

VEGALAB, INC.

(Exact name of registrant as specified in its charter)

0-53248

(Commission File No.)

Nevada	68-0635204
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

636 U.S. Highway 1, Ste. 110

North Palm Beach, FL 33408

(Address of principal executive offices)

(800) 208-1680

(Registrant’s telephone number)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the Filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 28, 2018 (“the Effective Date”), Vegalab, Inc. (the “Company”) entered into a Purchase and Sale Agreement and Escrow Instructions (“the Agreement”) with Kelsey Ranch, LLC, concerning that certain real property consisting of approximately 7,217 acres located in Merced and Mariposa Counties, California and commonly referred to as the Kelsey Ranch (“the Property”).

The purchase price for the Property is Twenty-Eight Million Five Hundred Thousand and 00/100 Dollars ($28,500,000.00), which includes a refundable deposit of One Hundred Thousand and 00/100 Dollars ($100,000.00).

The Agreement is subject to a 60 day period during which the Company has the right inspect the property and to examine other due diligence information such as, but not limited to, environmental reports, and during which period the Company may cancel the Agreement and receive a refund of it’s $100,000 deposit; and a 15 day period during which the seller has the right to examine the creditworthiness of the Company and during which it may also cancel the agreement.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vegalab, Inc.

Dated September 4, 2018	By:	/s/ Craig Laughlin
Craig Laughlin, President